10.1
CHANGE IN CONTROL AGREEMENT

This amended and restated Agreement is effective as of December 2, 2008, by and between Fulton Financial Corporation, a Pennsylvania corporation with offices at One Penn Square, Lancaster, Pennsylvania 17602 (together with its subsidiaries and affiliates, collectively, the "Company") and Craig A. Roda, an adult individual ("Key Employee").

Background

Key Employee is considered to be an employee who has made, and is expected to continue to make, a valuable contribution to the financial performance of the Company.

While the Company remains firmly committed to its policy of remaining a strong, independent regional bank holding company, it recognizes that it might nevertheless be acquired as a result of an unsolicited takeover attempt or in a negotiated transaction.  It is possible that if the Company would be acquired, the acquiror would terminate Key Employee in order to realize certain cost savings and that any severance benefits payable to Key Employee might be inadequate to compensate Key Employee for such loss of employment.

The Company has carefully considered this problem and has determined that it should be addressed.  Specifically, the Company concluded that basic financial protection should be provided to Key Employee in the form of certain limited severance benefits payable in the event that Key Employee is discharged or is compelled to resign following, and for reasons relating to, a Change in Control of the Company.

In furtherance of such conclusion, effective as of October 10, 2006 the Company entered into an agreement with the Key Executive (the “Original Agreement”) to define these severance benefits and to specify the conditions under which they are to be paid, which Original Agreement did not affect the terms of Key Employee's employment in the absence of a Change in Control of the Company.  Accordingly, although the Original Agreement took effect upon execution as a binding legal obligation of the Company, it would become operative only upon a Change in Control of the Company, as that concept was defined therein.

The Company now desires to enter into this amendment and restatement of the Original Agreement with the Key Employee (the “Agreement”), replacing the Original Agreement, for the limited purpose of complying with certain restrictions that are now applicable under section 409A of the Internal revenue Code (the “Code”) to nonqualified deferred compensation arrangements, and the Key Employee also desires to enter into the amended Agreement both to continue the change in control severance benefits provided in the Original Agreement but also to avoid the adverse individual tax consequences that would result from non-compliance with Code section 409A, on the terms and conditions contained in this Agreement.

WITNESSETH:

NOW, THEREFORE, in consideration of Key Employee's continuing service to the Company and of the mutual covenants and undertakings hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Undertaking of the Company

The Company shall provide to Key Employee the severance benefits specified in Paragraph 6 below in the event that any time within twenty-four (24) months following a Change in Control of the Company (hereinafter referred to as the “Change in Control Period”):

(a)	Key Employee is discharged by the Company, other than for Cause pursuant to Paragraph 3 below or for Disability pursuant to Paragraph 4 below; or

(b)
Within the Change in Control Period, a Good Reason condition that adversely impacts the employment of the Key Employee comes into existence, and thereafter the Key Employee resigns from the Company for Good Reason pursuant to and within the timelines specified in Paragraph 5 below.

2.	Change in Control

(a)	For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred when:

(i)	Any person or group of persons acting in concert shall have acquired ownership of more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(ii)
The composition of the Board of the Company shall have changed such that during any period of 12 consecutive months during the term of this Agreement, the majority of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board before the appointment or election; or

(iii)
Any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30 percent or more of the total voting power of the stock of the Company; or

(iv)
Any person or group of persons unrelated to the Company acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of the Company’s assets that has a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.

(b)	For purposes of Section 2(a)(i) and (iii) above, a person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of Code section 318(a).

(c)
References in this Change in Control definition to “Company” are references to Fulton Financial Corporation, not to any one or more of its separate subsidiaries or affiliates.  Actions taken by Fulton Financial Corporation to merge, consolidate, liquidate or otherwise reorganize one or more of its subsidiaries or affiliates shall not constitute a Change in Control for purposes of this Agreement.

3.	Discharge for Cause

(a)
The Company may at any time following a Change in Control discharge Key Employee for Cause, in which event Key Employee shall not be entitled to receive the severance benefits specified in Paragraph 6 below.

(b)	For purposes of this Agreement, the Company shall have "Cause" to discharge Key Employee only under the following circumstances:

(i)
Key Employee shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of the Company; or

(ii)
Key Employee shall have deliberately and intentionally refused (for reasons other than incapacity due to accident or physical or mental illness) to perform duties to the Company for a period of 15 consecutive days following the receipt by Key Employee of written notice from the Company setting forth in detail the facts upon which the Company relies in concluding that Key Employee has deliberately and intentionally refused to perform such duties.

4.	Discharge for Disability During Change in Control Period

(a)
Subject to the provisions of the Americans with Disabilities Act and other applicable law, the Company may following a Change in Control discharge Key Employee for Disability as provided in this Paragraph 4, in which event Key Employee shall not be entitled to receive the severance benefits specified in Paragraph 6 below but shall instead be covered by the disability benefits provided in this Paragraph 4.

(b)	For purposes of this Agreement, the Company may discharge Key Employee for "Disability" only under the following circumstances:

(i)
Key Employee, by reason of a medically determinable physical or medical impairment that can be expected to last for a continuous period of at least twelve (12) months, and that first arises or is diagnosed in the Change in Control Period,(1) is unable to engage in any substantial gainful activity or (2) has received income replacement benefits for a period of at least three (3) months under an accident or health plan of the Company.

(ii)
The Company, following the expiration of a period of six consecutive months of absence due to Disability, shall have to give Key Employee 30 days written notice of its intention to discharge Key Employee for disability and Key Employee shall not within that 30 day period have returned to the performance of duties to the Company on a full-time basis; and

(iii)
In lieu of rather than in addition to otherwise applicable Company disability benefits, the Company shall provide or cause to be provided to Key Employee short-term and long-term disability benefits and fringe benefits not less generous than the following:  (A) Key Employee shall receive each month for six months following the date of discharge for Disability Key Employee's full monthly salary (as in effect immediately before discharge for Disability); (B) Key Employee shall receive each month thereafter 60 percent of Key Employee's monthly salary (as in effect immediately before discharge for Disability) until the death of Key Employee or until December 31 of the calendar year in which Key Employee attains age 65, whichever shall first occur; and (c) Key Employee shall receive those fringe benefits customarily provided by the Company to disabled former employees, which benefits may include, but shall not be limited to, life, medical, health, accident and disability insurance and a survivor's income benefit.

(c)	In the event that Key Employee shall at any time cease to be disabled following discharge for Disability, the Company shall do one of the following:

(i)
Reappoint Key Employee to Key Employee position with the Company, with full salary and benefits, as they existed immediately before discharge for Disability, in which case this Agreement shall remain in full force and effect as though Key Employee had never been so discharged; or

(ii)
Treat Key Employee as though Key Employee has been discharged for reasons other than Cause or Disability, in which case Key Employee shall be entitled to receive the severance benefits specified in Paragraph 6 below.

(d)
In the event that Key Employee shall disagree with a determination on the part of the Company that Key Employee is disabled or in the event that the Company shall disagree with a determination on the part of Key Employee that Key Employee is no longer disabled, the matter shall be submitted to an impartial and reputable medical doctor to be selected by mutual agreement of the parties.  In the event that Key Employee and the Company are unable to agree, the matter shall be submitted to an impartial and reputable medical doctor to be selected, upon petition by either party, by the court.

5.	Resignation for Good Reason

(a)
If a Good Reason condition described in (b) below comes into existence during the Change in Control Period, and the notice and opportunity to cure time period requirements therein are satisfied, Key Employee may  resign from the Company for Good Reason, in which event Key Employee shall be entitled to receive the severance benefits specified in Paragraph 6 below.

(b)
For purposes of this Agreement, Key Employee shall have "Good Reason" to resign if the Company, without Key Employee's prior written consent, shall have changed in any material respect the authority, duties, compensation, benefits or other terms or conditions of Key Employee's employment (including requiring Key Employee to perform a substantial portion of duties at a location outside a twenty-five mile radius of the location where the Key Employee worked immediately before the Change in Control of the Company) in a manner which is materially adverse to Key Employee, provided, however, that in order to resign hereunder for Good Reason the Key Employee must first have provided the Company with notice of the existence of the Good Reason condition within 90 days of its initial existence, the Company must thereafter fail to remedy the condition within 30 days of receiving notice of its existence, and the resignation must occur on or before the later of the last day of the Change in Control Period or the 30th day after the end of the required 30 day remedy period.  It shall not be deemed to be a material change in authority or duties if Key Employee is assigned a different title, position or reporting authority after the Change in Control of the Company so long as Key Employee continues to perform duties which, in aggregate, are similar to some or all of the duties performed by Key Employee immediately before the Change in Control of the Company.

6.	Severance Benefits

The severance benefits to be provided to Key Employee by the Company under this Agreement are as follows:

(a)
Salary Continuation:  The Company shall pay to Key Employee each month during the Severance Benefit Period (as defined in Paragraph 7 an amount equal to one-twelfth of Key Employee's base annual salary.  Key Employee's base annual salary shall be deemed to be an amount equal to the aggregate salary paid to Key Employee by or on behalf of the Company during the most recent taxable year ending before the Change in Control shall occur.  The payment to be made in respect of each month shall be made on or before the 15th day of the next following month.  In the event that the Severance Benefit Period begins or ends on other than, respectively, the first or last day of a calendar month, the payment to be made in respect of that month shall be prorated accordingly.  It is understood that the Company shall withhold from each monthly payment such amounts as may be required under any applicable federal, state or local income tax law.

(b)
Fringe Benefits:  The Company shall at its expense provide to Key Employee throughout the Severance Benefit Period life, medical, health, accident and disability insurance and a survivor's income benefit in form, substance and amount which is, in each case, substantially equivalent to that provided to Key Employee immediately before the Change in Control or immediately before the commencement of the Severance Benefit Period, whichever Key Employee shall, in each case, select.

7.	Severance Benefit Period

The severance benefit period (the "Severance Benefit Period") shall commence upon the effective date of Key Employee's discharge (for reasons other than Cause or Disability) or resignation for Good Reason and shall terminate upon the first to occur of the following events:

(a)	The expiration of twenty-four (24) months following the effective date of Key Employee's discharge or resignation;

(b)	The expiration of the calendar year in which Key Employee attains age 65;

(c)	Key Employee's death; or

(d)	The election of Key Employee to terminate the Severance Benefit Period pursuant to Paragraph 8(b) below.

8.	Covenant Not To Compete

(a)
Key Employee agrees that Key Employee will not without the prior written consent of the Company at any time during the Severance Benefit Period become an officer, director, or employee of or consultant to any bank, bank holding company or other financial services institution with an office located within a twenty-five mile radius of the office of the Company where Key Employee worked immediately before the Change in Control of the Company.

(b)
Key Employee may elect at any time to terminate the Severance Benefit Period by delivering written notice to the Company in which event the covenant not to compete set forth in Paragraph 8(a) above shall expire and have no further force or effect.

(c)
In the event of any breach by Key Employee of the covenant not to compete set forth in Paragraph 8(a) above, the parties agree that the exclusive remedy of the Company shall be to obtain an injunction, order for specific performance, or other form of equitable relief from a court of competent jurisdiction and that the Company shall not under any circumstances be entitled to recover monetary damages from Key Employee by reason of any such breach.

9.	Mitigation and Setoff

(a)
Key Employee shall not be required to mitigate the amount of any payment or benefit provided for in Paragraph 6 above by seeking employment or otherwise and the Company shall not be entitled to setoff against the amount of any payment or benefit provided for in Paragraph 6 above any amounts earned by Key Employee in other employment during the Severance Benefit Period.

(b)
The Company hereby waives any and all rights to set off in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Paragraph 6 above.

10.	Attorneys' Fees and Related Expenses

All attorneys' fees and related expenses incurred by Key Employee in connection with or relating to enforcement by Key Employee of rights under this Agreement shall be paid for in full by the Company.

11.	Successors and Parties in Interest

(a)
This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Company.  Without limitation of the foregoing, the Company shall require any such successor, expressly assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by the Company.

(b)	This Agreement is binding upon and shall inure to the benefit of Key Employee and the heirs and personal representatives of Key Employee.

12.	Rights under Other Plans

This Agreement is not intended to reduce, restrict or eliminate any benefit to which Key Employee may otherwise be entitled at the time of discharge or resignation under any employee benefit plan of the Company then in effect.

13.	Termination

This Agreement may not be terminated except by mutual consent of the parties, as evidenced by a written instrument duly executed by the Company and by Key Employee.

14.	Notices

All notices and other communications required to be given hereunder shall be in writing and shall be deemed to have been given or made when hand delivered or when mailed, certified mail, return receipt requested, to the Company or to Key Employee, as the case may be, at their respective addresses set forth above.

15.	Severability

In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of the Agreement and such holding shall not invalidate or render unenforceable any other provision of this Agreement.

16.	Governing Law, Jurisdiction and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  In the event that either party shall institute any suit or other legal proceeding, whether in law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction and venue shall lie exclusively in the Court of Common Pleas of Lancaster County.

17.	409A Safe Harbor.

Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to the Key Employee of any amount that constitutes nonqualified deferred compensation within the meaning of Code section 409A earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A.  The Company and the Key Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A.  Without limiting the generality of the foregoing, in the event the Key Employee is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Code section 409A, and the Key Employee is a “key employee” (as defined below) of the Company, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Key Employee’s death).  Amounts otherwise payable during such six month payment shall be accumulated and paid in a lump sum on the first day of the seventh month.  For purposes hereof, Key Employee is a “key employee” of the Company if on his or her date of separation from service Company is publicly traded and he or she met the definition of “key employee” found in Code section 416(i)(1)(A)(i), (ii) or (iii) (disregarding section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.

18.	Entire Agreement

This Agreement constitutes the entire agreement between the Company and Key Employee concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between them, including but not limited to the Severance Agreement between Fulton Financial Corporation and Craig A. Roda, dated October 10, 2006, which has been terminated by the parties.  No term or provision of this Agreement may be changed, waived, amended or terminated, except by written instrument duly executed by the Company and by Key Employee.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

ATTEST:                                                                                   FULTON FINANCIAL CORPORATION

By:      /s/ Mark A. Crowe                                                                            By: /s/ Craig H. Hill_____________________
Title:  Assistant Secretary                                                                           Title:  Senior Executive Vice President

                          KEY EMPLOYEE

WITNESS:

/s/ Bernadette Taylor________________                                                 /s/ Craig A. Roda
                                   Craig A. Roda

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